UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 28, 2012

United States Steel Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-16811	25-1897152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh, PA		15219-2800
(Address of principal executive offices)		(Zip Code)

(412) 433-1121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On July 2, 2012, United States Steel Corporation issued a press release announcing that Mr. Mario Longhi was elected, on June 28, 2012, to be Executive Vice President and Chief Operating Officer, effective July 2, 2012. The full text of the press release is filed herewith as Exhibit 99.1.

Prior to his election, Mr. Longhi, age 58, served as President from 2005 to 2006, and President and Chief Executive Officer from 2006 to 2011, of Gerdau Ameristeel Corporation, a producer of long steel products. Prior to joining Gerdau Ameristeel Corporation, Mr. Longhi served in a variety of senior management positions with Alcoa Inc., a producer of aluminum products.

On June 28, 2012, the Compensation & Organization Committee (the Committee) of the Board of Directors approved the terms of an offer letter to Mr. Longhi. Pursuant to the offer letter, he will receive a base annual salary of $820,000 and will be entitled to participate in the Corporation’s Annual Incentive Compensation Program at the target rate of 100 percent of his base annual salary. Additionally, the offer letter provides that Mr. Longhi will participate in the Long-Term Incentive Compensation Program (LTIP). The Committee determined that Mr. Longhi’s 2012 LTIP award will be valued at $2,101,500 on the date of grant, which will be July 3, with 40 percent of the value received in the form of performance awards, 30 percent of the value in the form of stock options and 30 percent of the value in the form of restricted stock units (RSUs). For retention purposes, Mr. Longhi will also receive an additional long-term incentive award valued at $400,000 on the date of grant, which is also July 3, 2012, and which will be divided equally between retention performance awards and retention RSUs. These retention awards will be subject to terms and conditions similar to those applicable to other retention grants, except that in the event of an involuntary termination without cause, the awards will vest in full immediately upon termination, subject to achievement of the relevant performance goals. Additionally, the retention awards do not provide for pro-rata vesting upon termination other than in the case of death or disability.

The offer letter also provides that Mr. Longhi will be entitled to participate in the Corporation’s qualified 401(k) plan and two non-qualified retirement plans (the United States Steel Corporation Supplemental Thrift Program and the United States Steel Corporation Non Tax-Qualified Retirement Account Program), which (non-qualified programs) restore the matching contributions and retirement account contributions that are not permitted to be provided under the qualified 401(k) plan because of limits established under, or required by, the Internal Revenue Code. In addition, the Corporation will establish a Supplemental Account to provide Mr. Longhi with a non tax-qualified pension benefit with respect to the compensation paid to him under the Corporation’s Annual Incentive Compensation Program (and/or similar incentive plans or programs). Under the Supplemental Account, Mr. Longhi will be eligible for book accruals equal to 8.5% of the awards paid (or payable) to him under the Corporation’s Annual Incentive Compensation Program, subject to vesting requirements.

The other provisions of the offer letter set forth benefits that are typically provided to newly hired executives, including health and welfare benefits, tax and financial planning, reasonable relocation expenses, gross-up on the relocation expenses, loss on sale of his primary residence (maximum limited to an amount to be determined by the Corporation), change in control agreement (similar in form to the agreement currently in effect for Mr. Surma, which does not include an excise tax gross-up provision, except that the severance multiple for Mr. Longhi is 2.5 times his base and bonus), and a severance agreement. The severance agreement provides that, if the Corporation terminates his employment, other than for cause, within three years and if he is not entitled to any payment under the change in control agreement, Mr. Longhi will be entitled to receive a lump sum payment equal to the sum of 12 months of base salary and one year of his target bonus under the Annual Incentive Compensation Program.

The foregoing summary of the offer letter is qualified in its entirety by reference to the form of the offer letter, which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Other agreements, plans and arrangements contemplated by, discussed in, and/or attached to the offer letter that will need to be filed, but have not been filed previously, are filed herewith, including Exhibit A to the offer letter setting forth the benefit under the Supplemental Account (Exhibit 10.2), the Non Tax-Qualified Retirement Account Program (Exhibit 10.3), the Form of Non-Compete Agreement attached to the offer letter (Exhibit 10.4), and the Form of the Retention Performance Award Grant Agreement (Exhibit 10.5) under the Long-Term Incentive Compensation Program.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Form of Offer Letter to Mr. Longhi

10.2	Exhibit A to Offer Letter – Supplemental Account

10.3	Non Tax-Qualified Retirement Account Program

10.4	Form of Non-Compete Agreement attached to Offer Letter

10.5	Form of Retention Performance Award Grant Agreement

99.1	Press Release dated July 2, 2012, titled “Mario Longhi Joins U. S. Steel As Executive Vice President And Chief Operating Officer; Babcoke, Matthews And Williams Named To Executive Management Committee”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By	/s/ Gregory A. Zovko
Gregory A. Zovko
Vice President & Controller

Dated: July 2, 2012

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